EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
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COREY M. HOROWITZ, CHAIRMAN AND CEO
NETWORK-1 SECURITY SOLUTIONS, INC.
212-829-5770


               NETWORK-1 AMENDS TERMS OF PATENT PURCHASE AGREEMENT

NEW YORK, January 19, 2005--Network-1 Security Solutions, Inc. (OTC: NSSI.OB) today announced that it had entered into an amendment to its Patent Purchase Agreement (the "Agreement") with Merlot Communications, Inc. ("Merlot") pursuant to which Network-1 paid $500,000 to Merlot in return for which Merlot agreed to a restructuring of its participation in the future Net Royalties realized from the licensing or sale of the patents acquired from Merlot.
The Amendment to the Agreement provides for future contingent payments of $1 million upon achievement of each of the first and second $25 million of Net Royalties (as defined in the Amendment) and an additional $500,000 upon achievement of the next $12.5 million of Net Royalties received by Network-1 from licensing or the sale of the patents acquired from Merlot. All future payments under the Agreement would be capped at $2.5 million, which would be achieved when Net Royalties or sale proceeds to Network-1 reach $62.5 million.

Under the terms of the original Agreement, Network-1 was obligated to pay Merlot contingent future payments equal to 20% of the net income of Network-1 from the sale or licensing of the patent portfolio after Network-1 achieves $4.0 million of net income from each patent comprising the patent portfolio. Under the original Agreement, beginning in 2007 Network-1 had the annual option to terminate future percentage net income payments to Merlot by making a lump sum payment to Merlot in an amount equal to the greater of (i) two times annual percentage net income payments owing to Merlot or (ii) $3 million, increasing 10% annually beginning in 2008.

"By transforming our contingent payment obligation from a percentage of Net Royalties to a flat fee, we have created the potential for significant royalties to remain with Network-1 for the benefit of its shareholders" commented Corey M. Horowitz, Chairman and CEO of Network-1.

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. The Company owns six patents covering various telecommunications and data networking technologies. As part of its business strategy it is offering licenses to third parties who Network-1 believes could benefit from the technologies covered by its patents. In February 2004, the Company initiated its licensing efforts relating to the Remote Power Patent. The Remote Power Patent relates to, among other things, several key technologies underlying the IEEE 802.3af Power Over Ethernet (PoE) standard that was approved on June 13, 2003 by the Institute of Electrical and Electronic Engineers (IEEE) (the Standard). The Standard governs the delivery of power over Ethernet cables in order to remotely power network connected devices, including wireless switches, wireless access points, RFID card readers, VOIP telephones, enterprise LAN switches and network cameras.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning the Company's business plans. Such statements are subject to a number of factors and uncertainties, such as future economic conditions, technology changes, the ability of Network-1 to obtain license agreements from third parties for its patent portfolio, uncertainty of patent litigation, the Company's ability to achieve revenues and profits from its patent portfolio, and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, the Company expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.